Exhibit 1 The next phase of Vaca Muerta-driven growth VISTA ENERGY INVESTOR DAY th NOVEMBER 12 , 2025

02 About projections and forward-looking statements Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the “Company” or “Vista”) can be found in the “Investors” section on the website at www.vistaenergy.com. This presentation does not constitute an offer to sell or a solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States or Mexico absent registration with the U.S. Securities Exchange Commission (“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission (“CNBV”) or an exemption from such registrations, as applicable. This presentation does not contain all of the Company’s financial information. As a result, investors should read this presentation in conjunction with the Company’s consolidated financial statements and other financial information available on the Company’s website. Some of the amounts contained herein are unaudited. Rounding of amounts and percentages: Certain amounts and percentages included herein have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding. This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of future performance of the Company and future results may not be comparable to the past performance. No reliance should be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this presentation has been obtained from public sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the U.S. Securities Act of 1933, as amended, “Affiliates”), members, directors, officers, employees or any other person (the “Related Parties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance placed on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith. This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period; they should not be considered in isolation or as a substitute for other financial metrics that have been disclosed in accordance with IFRS. The information and opinions contained in this presentation are provided as of the date of this presentation and are subject to verification, completion and change without notice. For a reconciliation of Adjusted EBITDA for the fiscal year ended December 31, 2018, and December 31, 2019, to the closest IFRS measure, please see our Form 20-F filed with the SEC on April 28, 2021. For a reconciliation of Adjusted EBITDA for the fiscal years ended December 31, 2020, December 31, 2021, and December 31, 2022 to the closest IFRS measure, please see our Form 20-F filed with the SEC on April 24, 2023. For a reconciliation of Adjusted EBITDA for the fiscal years ended December 31, 2023 and December 31, 2024, to the closest IFRS measure, please see our Form 20-F filed with the SEC on April 9, 2025. We cannot provide a reconciliation of forward-looking non-IFRS financial measures contained in this presentation without unreasonable effort, given that we are unable to estimate the amounts of certain components of the IFRS net (loss) profit for the forward-looking periods, including interest expense and foreign exchange gains (which affect the IFRS measure financial results, net) and our deferred income tax (which affects the IFRS measure income tax expense). Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in the year ended December 31, 2025. This presentation includes “forward-looking statements” concerning the future. Words such as “proposes,” “aims,” “aspires,” “believes,” “thinks,” “forecasts,” “expects,” “anticipates,” “intends,” “should,” “seeks,” “estimates,” and “future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. There will be differences between actual and projected results, and actual results may be materially greater or lower than those contained in the projections. Projections related to production results as well as cost estimations – including any anticipated performance and guidance of Vista included in this presentation – are based on information as of the date of this presentation and reflect numerous assumptions, including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed or furnished under the Securities Exchange Act of 1934 or otherwise. These expectations and projections are subject to significant known and unknown risks and uncertainties, which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward-looking statements, including, among other things: uncertainties related to our ability to reduce our scope 1 and 2 GHG emissions intensity to 7 kgCO2e/boe by 2026, or our ability to match the volume of our carbon credits with the scope 1and 2 emissions generated in our operations on the timeline we expect, or at all; uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the current government in Argentina; significant economic or political developments in Mexico, Argentina and the United States; changes in laws, rules, regulations and their interpretation and enforcement applicable to the Argentine and Mexican energy sectors and throughout Latin America, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the imposition of import restrictions on goods that are key for the maintenance of our assets; the revocation or amendment of our respective concession agreements by the granting authority; our ability to renew certain hydrocarbon exploitation concessions; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation and/or appreciation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for oil and gas in particular, and energy in general, in Argentina, Mexico and globally; the effects of a pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; changes to our capital expenditure plans; uncertainties inherent in making estimates of our oil and gas reserves, and changes to our previous reserves estimates, including recently discovered oil and gas reserves; increased market competition in the energy sectors in Argentina and Mexico; potential regulatory changes and modifications to free trade agreements driven by evolving U.S. trade policies and political developments in Argentina and Mexico; climate change and severe weather events; any potential adverse effects that may arise in connection with any prospective mergers, acquisitions, divestitures, or other corporate reorganizations; adverse global macroeconomic environments, including trade wars, high inflation, a global recession, and increasing market volatility, especially in relation to commodities prices; and ongoing and potential geopolitical conflicts, including, among others, those involving Russia and Ukraine; Israel, Hamas and Iran; and China and Taiwan. Further information concerning risks and uncertainties associated with these forward-looking statements and Vista’s business can be found in Vista’s public disclosures filed on EDGAR (www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx). Forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward-looking statements contained in this presentation. You should not take any statement regarding past trends or activities as a representation that such trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice. The financial information of Petronas E&P Argentina S.A. (“PEPASA”) included in this presentation reflects certain reclassifications made during the auditing process of PEPASA’s financial statements for the year ended December 31, 2024. Other Information Vista routinely publishes important information for investors in the “Investor Relations support” section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel for distributing material information. Accordingly, investors should monitor Vista’s Investor Relations website, in addition to following Vista’s press releases, SEC filings, public conference calls and webcasts. Note: Units and definitions can be found in the Glossary.

Agenda 00 Welcome 03 Delivering superior total Alejandro Cherñacov – Co-founder and Strategic shareholder returns Planning & Investor Relations Officer Pablo Vera Pinto – Co-founder and Chief Financial Officer Alejandro Cherñacov 01 Our unique playbook for value creation 04 2030 vision Miguel Galuccio – Founder, Chairman of the Board Miguel Galuccio and Chief Executive Officer 05 Q&A 02 Doubling down on efficient growth Juan Garoby – Co-founder and Chief Technology Officer Matías Weissel – Chief Operating Officer

Our unique playbook for value creation

05 Vista’s unique Achieved remarkable Entering a new phase Building a profitable growth growth since 2021 of self-funded growth cash-generating machine story continues ~3x 2.8 $Bn 1.5 $Bn p.a. production 2028F Adj. EBITDA recurring FCF ~4x >20% Adj. EBITDA 2026-28F ROACE +200 180 114 Production Mboe/d 39 2020A 2021A 2022A 2023A 2024A 2025E 2026F 2027F 2028F 2029F 2030F + 2031F

06 Vista’s remarkable journey Became the largest independent oil producer Achieved industry-leading Significantly increased scale and largest oil exporter in Argentina profitability metrics (1) Production Share in Argentina oil production Mboe/d % NETBACK ~3x #3 #2 #2 #2 #1 IOC rank 40 $/boe 13% 114 average 2021-3Q25A 9% 8% 7% 6% 51 39 (2) ROACE 2021A 2023A 2025E 2021A 2022A 2023A 2024A Q3-25A st nd rd 1 Inv. Day 2 Inv. Day 3 Inv. Day 31% average 2021-3Q25A Adj. EBITDA Oil exports $Bn Mbbl/d 69 ~4x VIST SHARE PRICE 1.6 29 22 0.9 18 73% 0.4 8 CAGR 2021-3Q25A 2021A 2023A 2025E 2021A 2022A 2023A 2024A Q3-25A st nd rd 1 Inv. Day 2 Inv. Day 3 Inv. Day (1) Calculated at company working interest as of Q3-25. Source: Company analysis based on Economía y Energía consulting (2) Calculated as the average of ROACE for FY 2021, FY 2022, FY 2023, FY 2024 and the annualized 9M 2025

07 De-risked next phase of growth Current Variation since 2023 Total 1,653 wells +503 wells inventory drilling frac D&C equipment rigs sets 4 2 2x & (operated) Oil treatment 178 Mbbl/d +108 Mbbl/d capacity Firm oil Mbbl/d Mbbl/d 194 +126 pipeline capacity Oil volume p.p. 62% +10 export share FREE CASH FLOW POSITIVE PLAN FULLY-COMMITTED, WORLD-CLASS TEAM

08 Key drivers shaping the global energy landscape Our growth strategy is fully aligned with global Robust growth of Forecasted oil Constructive view total energy and supply gap + on mid & long-term energy dynamics driven by continuous crude oil demand oil prices under-investment in driven by development exploration of emerging economies Winning proposition: Higher volatility in commodity prices Low-cost, short-cycle due to heightened geopolitical dynamics producer Vista is well-poised to capture value in a volatile environment

VISTA 09

Our playbook has proven to deliver profitable growth and high margins

Large, short-cycle, low-cost asset base

~11 $/boe
Unit cost [1]

~1,300 wells
in inventory yet to be drilled

~2 years
single-well capex payback [2]

Our Vista Way

We are a team,
relentless to achieve results,
committed to our people;
we innovate to excel,
with agility, responsibility
and honesty

Industry-leading TSR strategy

Proven capital allocation track record

+73% CAGR
in share price
since 2021

(1) Unit cost includes Lifting cost, Selling expenses and G&A expenses. Excludes taxes and royalties
(2) Undiscounted payback for all wells completed in BPO between 2019 and 2024, excluding pilots

10 Future proofing total shareholder returns Production Adj. EBITDA Free cash flow Entering the Mboe/d $Bn next phase of 58% 75% profitable 1.5 $Bn 2.8 180 growth and total 2026-2028F cumulative shareholder 114 1.6 value creation 1.4 85 Provides flexibility to return cash to 2025E 2028F 2025E 2028F shareholders, de-lever and execute New targets 2023 Investor Day targets synergetic M&A Note: assumes a Brent of 65 $/bbl in 2026 and 70 $/bbl in 2027+, in real terms of January 2026

11 We have built a high-standard company fit for the future (1) Proactive local Strong safety track record Low emissions intensity community engagement Norway 6 Total TRIR V Viis sta ta 7.5 -77% Qatar 13 UAE 14 4.5 $MM Saudi Arabia 14 < 1 United States 22 voluntary social investment Global average Global average 33 since 2020 during 2021-24 Iran 38 Russia 38 Canada 40 in line with Tier 1 international Collaborating with10 NGOs Iraq 57 O&G company performance China 67 Carbon credit generation Our subsidiary Aike manages a portfolio of nature-based solution projects, seeking to generate low-cost, high-quality carbon credits Currently managing 13 projects across 7 provinces in Argentina. Planted ~5 million trees to date On track to deliver on our objective of generating enough carbon credits to match the size of our residual operated scope 1 and 2 GHG emissions in 2026 Rolón Cué, Corrientes, Argentina Rolón Cué, Corrientes, Argentina (1) 2024 GHG emissions (excluding drilling emissions) intensity of top 10 oil and gas producing countries. Source: Rystad; Vista scope 1 and 2 GHG emissions intensity as estimated by the Company for 2025.

Doubling down on efficient growth

13 Delivered strong production growth Production P1 Reserves Mboe/d MMboe 2.2x 1.6x 519 114 319 51 Material growth in production and P1 reserves since 2023 Investor Day 2023A 2025E YE-23A YE-24A driven by organic growth and (1) pro forma accretive acquisition (1) Pro forma values calculated as if PEPASA had been acquired on January 1, 2024.

14 Sustained peer-leading well productivity Vaca Muerta well productivity (1) Cumulative oil Mbbl 350 Vaca Muerta peers Vista Permian Peers ~120 days 300 time-to-market Vaca Muerta peers average 250 200 ~2 years Permian peers average capex payback 150 100 Short-cycle provides a 50 competitive advantage in 0 a volatile environment 1 2 3 4 5 6 7 8 9 10 11 12 Month (1) Considers oil wells drilled between 2018 and 2024, normalized to 2,800 meters of lateral length, in blocks with more than 15 oil wells drilled. Peers included (in alphabetical order): Pan American Energy, Phoenix, Shell and YPF for Vaca Muerta; and Coterra, Devon, Diamondback, EOG, Matador, Permian Resources and Vital (recently acquired by Crescent Energy) for Permian. Source: Company analysis based on Argentine Secretariat of Energy data, Rystad Energy ShaleWellCube

15 Scaled-up and high-graded well inventory underpins profitable long-term growth Number of wells 180 1,653 Existing inventory 178 323 provides 10-year 176 2 runway of wells 1,150 147 with breakeven Wells ready to below 45 $/bbl 1,318 be drilled 964 Further inventory upside on the back of additional Wells on production landing zones in 335 as of Q3-25 existing blocks 186 2023 50% WI in Successful pilot in Current inventory La Amarga Chica structural faults area inventory

16 Successful pilot in structural faults area unlocked 180 new wells of inventory Bajada del Palo Este De-risked 18k acres in BPO after testing a new area with structural faults Bajada del Palo Oeste Added by drilling and completing a 2-well pilot 25 wells BPO-37 Robust well productivity (2-well pilot) with an average well cumulative oil production Added of 55 Mbbl after 45 days 125 wells (1) BPO cumulative oil production Mbbl 70 Added Pilot well 1 60 30 wells BPO P75 50 Pilot well 2 BPO P50 40 BPO P25 30 Areas with structural faults 20 Pads tied-in Coirón Amargo Norte 10 Note: pad locations for illustrative purposes only, not drawn to scale. 0 0 5 10 15 20 25 30 35 40 45 days (1) P25, P50 and P75 reflect first, second and third quartiles of cumulative production distribution in Bajada del Palo Oeste

VISTA 17

Achieved Vaca Muerta-leading well cost through commercial, supply chain and technological innovation

Drilling & completion cost [1]

$MM per well


-23%
14.2
12.3
11.7
11.3
11.0
2024A
Q4-25E
YE-26F
YE-27F
YE-28F

Key cost reduction drivers

Implemented

- ✓ Bulk transportation of wet sand
- ✓ Frac plan in real-time to avoid over stimulating
- ✓ New remotely-operated directional drilling tech
- ✓ De-bundling of drilling services

Planned for 2026

- ✓ In-field sand plant sourced with proximity mines
- ✓ Frac chemicals sourcing
- ✓ Frac fleet contract renegotiation
- ✓ New frac pump technologies to reduce diesel consumption
- ✓ Casing re-design and contract renegotiation

(1) Normalized to a standard well design of 2,800 meters lateral length and 47 frac stages well

VISTA 18

Innovation at scale with world-class execution

Evolution of frac sand logistics to reduce costs

H1 2025

- SAND MINE
- 15 km
- SAND WASHING PLANT
- 180 km
- SAND DRYING PLANT
- 90 km — Transportation in boxes
- COMPLETION ACTIVITY IN OUR CORE DEVELOPMENT HUB — 285 km

Vista's own sand mine and washing plant operating since 2022 materially reduced sand cost

H2 2025

- SAND MINE
- 15 km
- SAND WASHING PLANT
- 270 km — Bulk transportation of wet sand
- COMPLETION ACTIVITY IN OUR CORE DEVELOPMENT HUB — 285 km

> Use of wet sand eliminates drying process and optimizes logistics

Savings
vis-à-vis H1 2025

-12% sand cost
~200 $M/well

2026+

> Sand plant relocated to core development hub, allowing for sand sourcing from nearby mines

- SAND MINE
- Bulk transportation of wet sand
- COMPLETION ACTIVITY IN OUR CORE DEVELOPMENT HUB — <160 km

Additional savings
vis-à-vis H2 2025

-23% sand cost
~400 $M/well

VISTA 19

Distinctive rock stimulation know-how leveraged with AI technology

Vista's proprietary AI-driven monitoring tool

- ✓ Implemented since March 2025
- ✓ Enable real-time decision making on completion design
- ✓ Optimize hydraulic stimulation, reducing cost and improving well productivity in a complex, high-pressure environment
- ✓ Enhanced monitoring capabilities of frac hit identification, characterization and decision-making to mitigate impact on parent wells production


σ_v
σ_h
$\sigma_v \gg \sigma_h$
$\sigma_v \approx \sigma_h$

Proprietary monitoring tool


Hz Comp
Vista workflow applied
Stage Number
1
50
low
mid
high
PerF_grad

> Delivering **tangible real-time results**

<1%
completion stages lost in 2025

1
runaway completion stage per well avoided on average

~150 $M
cost saving per well

20 Pursuing a new phase of de-risked production growth Production Mboe/d ACTIVITY 58% 80-90 wells p.a. during 2026-2028F 180 160 140 CAPEX 1.5-1.6 $Bn p.a. 114 during 2026-2028F 100 85 CAPACITY Rigs, frac set, crews, treatment, transportation and export capacity in place to deliver plan 2025E 2026F 2027F 2028F New targets 2023 Investor Day targets

Delivering superior total shareholder returns

22 Export-driven growth underpins total shareholder returns Total revenues Planning to $Bn double export Share of oil ~60% ~65% ~70% ~75% revenues in export volumes next 3 years 72% 4.3 3.7 Domestic oil, gas and NGL 3.0 2.5 3.2 Oil exports 2.7 2.0 1.5 2025E 2026F 2027F 2028F Note: assumes a Brent of 65 $/bbl in 2026 and 70 $/bbl in 2027+, in real terms of January 2026

23 Resilient to down-cycles and highly profitable in up-cycles Cash cost breakdown $/boe 6 Brent discount + export duties 9 Royalties 6 (1) 8 11 Unit cost 5 54 $/boe 7 11 5 (2) Maintenance capex 15 46 $/boe 11 5 15 38 $/boe 4 Financial interest 10 Netback 29 $/boe 15 10 4 Income tax 8 15 4 5 24 4 FCFE 19 3 13 7 Brent ($/bbl) 50 60 70 80 (1) Unit cost includes Lifting cost, Selling expenses and G&A expenses. Excludes taxes and royalties (2) Capex needed to maintain production at aprroximately130 Mboe/d

24 Plan expected to deliver robust financial metrics Adj. EBITDA ADJ. EBITDA MARGIN $Bn 75% ~65% average 2026-2028F 2.8 2.5 ROACE 1.9 1.6 >20% average 2026-2028F FREE CASH FLOW 1.5 $Bn cumulative 2026-2028F 2025E 2026F 2027F 2028F Note: assumes a Brent of 65 $/bbl in 2026 and 70 $/bbl in 2027+, in real terms of January 2026

25 Balance sheet strength supported by self-funded growth plan (1) Debt maturity schedule $MM Banks and others Organic growth Net Local bonds (4) 1.5x <1.0x Gross debt $Bn 2.9 International bonds leverage (2) Q3-25A 2028F ratio 469 (4) Net debt 2.6 $Bn 328 320 306 262 234 Avg. 210 (4) 4.5 years debt life extended from 3.1 years at YE-23 // Avg. cost of (3) 6.7% (4) (5) Cash as of 2026F 2027F 2028F 2029F 2030F 2031-35F avg. debt September 30, 2025 Maturities / Estimated 17% 19% 11% <10% <10% <10% Adj. EBITDA (1) As of today, there are 153 $MM outstanding maturities for the remainder of 2025 (2) Pro forma Net Leverage Ratio, calculated as if PEPASA had been acquired on January 1, 2024. Net Leverage Ratio without this adjustment was 1.8x (3) Average includes 235 $MM maturing in 2031 (70 $MM of local bonds and 165 $MM of international bonds), 165 $MM in 2032, 368 $MM in 2033, 198 $MM in 2034 and 204 $MM in 2035 (maturities between 2032 and 2035 correspond to international bonds) (4) Data as of Q3-25 (5) Average cost of debt calculated as the weighted average coupons of USD and USD-linked debt, weighted by outstanding principal amount

26 Our business model is resilient to oil price volatility Uses of cash flow from operating activities Free Cash Flow $Bn, cumulative 2026-28 $Bn 0.8 0.5 Cash BoP 0.2 0.2 2026F 2027F 2028F Cash flow from Sensitivity to crude oil realized price 4.7 investing $Bn, cumulative free cash flow 2026-2028 Cash flow activities from 6.2 2.5 operating 2.0 activities 1.5 1.0 Financial interests 0.5 0.6 0.1 Minimum cash Cash available 1.0 -10$ -5$ Base case +5$ +10$ Sources Uses Planning to deliver same production growth Note: Assumes a Brent of 65 $/bbl in 2026 and 70 $/bbl in 2027+, in real terms of January 2026

27 We plan to deploy FCF through our proven capital allocation framework Return cash to Selectively shareholders pursue M&A via share buybacks Flexibility Invest in selected and synergetic or dividends M&A opportunities focused on the to drive total oil window of Vaca Muerta shareholder returns Maintain strong balance sheet Accelerate de-leveraging

2030 Vision

29 Building a cash flow generating machine Production Mboe/d +12% CAGR +200 180 2030 recurring 114 FCF generation 1.5 $Bn 2025E 2028F 2030F annually 2030 vision is +33% above forecast provided in Sep-23 Investor Day Note: assumes a Brent of 70 $/bbl in real terms of January 2026

30 Closing remarks Materially Our growth transformed the strategy company since the continues to be last Investor Day fully aligned with through increased global energy scale and profitability dynamics De-risked the next Updated plan generates phase of growth by double-digit annual adding inventory, Adj. EBITDA growth and D&C equipment, will continue driving midstream and industry-leading export capacity and total shareholder financial flexibility returns

Q&A

32 Glossary ▪ $: U.S. Dollars▪ GHG emissions: Scope 1 & 2 GHG emissions from our operated assets in Argentina at 100% working interest ▪ $MM: Million U.S. Dollars ▪ LACh: La Amarga Chica ▪ $Bn: Billion U.S. Dollars ▪ Lifting cost includes production, transportation, treatment and field support ▪ $/bbl: U.S. Dollars per barrel of oil services; excludes crude oil stock fluctuations, depreciation, depletion and ▪ $/boe: U.S. Dollars per barrel of oil equivalent amortization, royalties and others, selling expenses, exploration expenses, ▪ Adj. EBITDA = Profit for the period, net + Income tax (expense) / benefit + general and administrative expenses, other operating income, other operating Financial income (expense), net + Depreciation, depletion and amortization + expense and other non-cash costs related to the transfer of conventional Gain from business combination + Restructuring and reorganization expenses + assets Gain related to the transfer of conventional assets + Other non-cash costs ▪ Mbbl: Thousands of barrels of oil related to the transfer of conventional assets + Impairment (reversal) of long- ▪ MMbbl: Million barrels of oil lived assets + Income (loss) from investments in associates ▪ MMboe: Million barrels of oil equivalent ▪ Adj. EBITDA Margin = Adj. EBITDA / (Total Revenues + Gain from Export Increase Program) ▪ Net leverage ratio = Net financial debt / LTM Adj. EBITDA ▪ AF: Aguada Federal▪ Netback = Adj. EBITDA / Total production ▪ AM: Águila Mora▪ PEPASA: Vista Energy LACh S.A. (formerly known as Petronas E&P Argentina S.A.) ▪ bbl/d: Barrels of oil per day ▪ Production includes oil, gas and NGL production, and excludes flared gas, ▪ boe: Barrels of oil equivalent injected gas and gas consumed in operations ▪ boe/d: Barrels of oil equivalent per day ▪ p.p.: percentage points ▪ BN: Bandurria Norte ▪ ROACE = (Adj. EBITDA – Depreciation + Gain related to the transfer of ▪ BPE: Bajada del Palo Este conventional assets + Other noncash costs related to the transfer of ▪ BPO: Bajada del Palo Oeste conventional assets ) / (Average total debt + Average total shareholders’ equity) ▪ Capex includes Property, plant and equipment additions Total debt = Current Borrowings + Non-current Borrowings + Current Lease ▪ Cash available: opening cash balance + cumulative free cash flow – financial liabilities + Non-current Lease liabilities interest payments – minimum cash ▪ SEC: Securities and Exchange Commission ▪ Cash flow from operating activities: Adj. EBITDA – income tax, VAT + changes in ▪ TRIR (Total recordable injury rate): Number of recordable incidents x 1,000,000 / working capital and other adjustments total number of hours worked ▪ Cash position is defined as Cash, bank balances and other short-term ▪ Time to market includes drilling, completion and tie-in investments ▪ Unit cost = Lifting cost + Midstream cost + G&A expenses. Excludes royalties ▪ Free cash flow = Operating activities cash flow + Investing activities cash flow and taxes ▪ Free cash flow to equity (FCFE) = Free cash flow – Financial interest payments